Exhibit 99.1

FOR IMMEDIATE RELEASE

July 28, 2010 Contact: Keith Schroeder Chief Financial Officer (918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS SECOND QUARTER RESULTS

PRYOR, OKLAHOMA (July 28, 2010) – Orchids Paper Products Company (NYSE Amex: TIS) today reported net income for the three months ended June 30, 2010, of $2.2 million, or $0.28 per diluted share, compared with $3.8 million or $0.55 per diluted share, in the same period in 2009. The earnings per share calculations for the respective 2010 periods reflect the effects of our follow-on offering of 862,500 shares in the third quarter of 2009. For the first six months of 2010, net income was $3.5 million, or $0.46 per diluted share compared with net income of $6.6 million, or $0.97 per diluted share, reported for the first six months of 2009.

Three-month period ended June 30, 2010

Net sales in the quarter ended June 30, 2010 were a record $24.7 million, an increase of $554,000 or 2%, compared to $24.1 million in the same period of 2009. Net sales of converted product were $20.2 million in the 2010 quarter, a decrease of $2.3 million or 10%, compared to the same quarter in the prior year. Net sales of parent rolls were $4.5 million in the second quarter of 2010, an increase of $2.9 million, compared to $1.6 million in parent roll sales in the same quarter in the prior year. The decrease in converted product sales resulted from a 5% decline in both tonnage shipped and net selling prices. Converting product shipments were negatively effected by continued aggressive pricing by branded producers. The reduction in the net selling price per ton was primarily due to a change in product mix. Net sales of parent rolls were positively affected by a 145% increase in parent roll tonnage shipped and a 15% increase in the net selling price.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter ended June 30, 2010 was $4.4 million, a decrease of $2.2 million or 33%, compared to $6.6 million for the same period in the prior year. As a percent of net sales, EBITDA was 17.8% in the 2010 quarter compared with 27.3% in the 2009 quarter.

Gross profit for the second quarter of 2010 was $5.1 million, a decrease of $2.7 million or 35%, when compared with a gross profit of $7.8 million in the comparable prior year quarter. Gross profit as a percent of net sales was 20.6% in the second quarter of 2010 compared to 32.4% for the same period in 2009. As a percent of net sales, gross profit decreased primarily due to higher waste paper prices, lower shipment volumes of converted products and its resultant effect to increase per case converting production costs, a higher percentage of parent roll sales and higher depreciation expense. Cost of waste paper in the second quarter of 2010 was 69% higher than the cost in the same quarter of 2009, resulting in increased cost of sales of approximately $2.1 million. Waste paper costs moderated in the second quarter of 2010 following a nine-month increase beginning in July 2009. Unit production costs in the converting facility in the second quarter of 2010 were unfavorable to those experienced in the prior year quarter primarily due to lower period-over-period production. Parent roll tonnage shipments increased in the quarter due to increased availability of parent rolls caused by the lower requirements in our converting operations and a stronger parent roll market that allowed profitable shipments to outside customers. As a result, parent roll sales increased as a percent of overall sales, which had a negative effect on overall gross profit because parent roll sales generally provide a lower gross profit than converted product sales.

In the second quarter of 2010, selling, general and administrative expenses totaled $1.8 million, $246,000 less than the $2.1 million incurred in the same period of 2009. Reduced accruals under the incentive bonus program and lower stock option expense were the primary reasons for the period-over-period decrease. As a percent of net sales, selling, general and administrative expenses decreased to 7.5% for the quarter ended June 30, 2010, compared to 8.6% for the prior year quarter.

Interest expense for the second quarter of 2010 totaled $211,000 compared to interest expense of $135,000 in the same period in 2009. The increase was primarily due to higher interest rates and higher borrowing levels. Interest rates increased primarily due to the implementation of an interest rate floor following an amendment of the Company’s credit agreement in July 2009. Borrowing levels increased due to borrowings under construction loans for the waste water treatment plant expansion in 2009 and the new warehouse project in 2010.

As of June 30, 2010, the full year effective tax rate is estimated to be 28.8%. The estimated effective tax rate for the current year includes the effects of the expiration of the Federal Indian Employment Credit, accelerated depreciation on former Indian lands in Oklahoma and bonus depreciation, all of which expired as of the end of 2009.

Six-month period ended June 30, 2010

Net sales decreased $2.1 million, to $45.7 million in the six months ended June 30, 2010 compared to $47.8 million in the same period of 2009. A decrease in net sales of converted product of $5.8 million or 13% to $37.8 million was partially offset by an increase in net sales of parent rolls of $3.7 million or 89% to $7.9 million. Net sales of converted product decreased due to a 7% decrease in the volume of tonnage shipped and a 7% decrease in net selling prices. The reduction in net selling prices was primarily product mix related. Net sales of parent rolls increased due to a 94% increase in tonnage shipped, primarily due to lower requirements of our converting operation, which was partially offset by a 3% reduction in net selling prices.

EBITDA for the six months ended June 30, 2010 decreased to $7.7 million or 36% compared to the $12.0 of EBITDA reported for the first six months of 2009. As a percent of net sales, EBITDA was 16.8% in the 2010 period, compared to 25.1% in the same period of 2009.

Gross profit for the six months ended June 30, 2010 was $8.9 million, a decrease of $5.4 million or 37% compared to gross profit of $14.3 million in the same period of 2009. As a percent of net sales, gross profit was 19.5% in the 2010 period compared to 29.9% in the same period of 2009. As a percent of net sales, gross profit decreased primarily due to higher waste paper costs, lower converted product shipment volumes, higher converted product production costs due to the lower shipment volumes, a higher percentage of parent roll sales and higher depreciation. Cost of waste paper for the first six months of 2010 was 64% higher than the cost in the same period of 2009, resulting in increased cost of sales of approximately $3.8 million.

Selling, general and administrative expenses in the six months ended June 30, 2010 totaled $3.6 million, a decrease of $341,000, or 9%, compared to $3.9 million in the same period of 2009. Reduced accruals under the Company’s incentive bonus plan due to lower earnings, reduced legal and professional fees, and reduced stock option expense, primarily due to the lower stock price were the primary factors of the decrease. As a percent of net sales, selling, general and administrative expenses were 7.8% for the six months ended June 30, 2010 compared to 8.2% in the same period in 2009.

Interest expense for the six-month period ended June 30, 2010 totaled $426,000 compared to interest expense of $294,000 in the same period of 2009. Increased borrowings, primarily due to borrowings to finance capital expenditures in 2009 and 2010 and higher interest rates were the reason for the increase.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “We are encouraged by several areas of our business as we enter into the last half of the year. To begin with, our core business strengthened during the quarter, as case shipments improved by 14% over the first quarter of 2010 to almost 1.6 million cases. In addition, our open order book was 15% higher at the end of the second quarter than the end of the first quarter. Secondly, the waste paper market stabilized during the second quarter, as purchase prices were slightly down compared to the first quarter. Finally, our converting expansion project was completed and turned over to operations at the end of June for an on-time and on-budget completion. While we are encouraged with the improvement in our performance over the first quarter, we anticipate the current aggressive competitive environment will continue in the near term.”

Conference Call/Webcast

As announced, the Company will hold a teleconference to discuss its second quarter earnings at 11:00 a.m. (ET) on Thursday, July 29, 2010. All interested parties may participate in the teleconference by calling 800 688 0796 and providing pass code 58018899. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and cash equivalents on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forwarding-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 12, 2010.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a broad range of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products that it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except net selling price per ton, tonnage, cost per ton and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Converted Product Net Sales	$20,187	$22,533	$37,824	$43,591
Parent Roll Net Sales	4,498	1,598	7,901	4,180
Net Sales	24,685	24,131	45,725	47,771
Cost of Sales	19,610	16,303	36,789	33,511
Gross Profit	5,075	7,828	8,936	14,260
Selling, General and Administrative Expenses	1,841	2,087	3,576	3,917
Operating Income	3,234	5,741	5,360	10,343
Interest Expense	211	135	426	294
Other Income	(13)	(1)	(27)	(4)
Income Before Income Taxes	3,036	5,607	4,961	10,053
Provision for Income Taxes	864	1,832	1,429	3,481
Net Income	$2,172	$3,775	$3,532	$6,572

Average number of shares outstanding, basic	7,486,725	6,468,529	7,441,069	6,421,441
Average number of shares outstanding, diluted	7,768,013	6,891,208	7,753,905	6,778,918

Net income per share:
Basic	$0.29	$0.58	$0.47	$1.02
Diluted	$0.28	$0.55	$0.46	$0.97

Operating Data:
Total Tons Shipped	14,614	12,297	27,793	24,726
Net Selling Price per Ton	$1,689	$1,962	$1,645	$1,932
Total Paper Cost per Ton Consumed	$782	$642	$789	$664
Total Paper Cost	$10,763	$7,895	$21,253	$16,434

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$4,416	$5,278	$7,112	$9,997
Investing Activities	$(7,341)	$(5,856)	$(9,702)	$(7,145)
Financing Activities	$2,663	$820	$1,738	$(1,069)

	As of
	June 30,	December 31,
Balance Sheet Data:	2010	2009
Cash Plus Short Term Investments	$9,893	$19,741
Working Capital	$7,904	$24,195
Net Property, Plant and Equipment	$89,166	$72,691
Total Assets	$115,373	$107,899
Total Debt	$25,038	$23,275
Total Stockholders' Equity	$67,035	$63,120

Non-GAAP Measurements

	Three Months Ended June 30,		Six Months Ended June 30,
EBITDA Reconciliation:	2010	2009	2010	2009
Net Income	$2,172	$3,775	$3,532	$6,572
Plus: Interest Expense	211	135	426	294
Plus: Income Tax Expense	864	1,832	1,429	3,481
Plus: Depreciation	1,147	834	2,278	1,638
Earnings Before Interest, Income Tax and Depreciation	$4,394	$6,576	$7,665	$11,985
and Amortization (EBITDA)

	As of
	June 30,	December 31,
Net Debt Reconciliation:	2010	2009
Current Portion Long Term Debt	$9,262	$3,742
Long-Term Debt	15,776	19,533
Total Debt	25,038	23,275
Less Cash	(380)	(1,232)
Less Short Term Investments	(9,513)	(18,509)
Net Debt	$15,145	$3,534